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                                                                   Exhibit 5

                              December 12, 2005

The Laclede Group, Inc.
720 Olive Street
St. Louis, MO 63101

Ladies and Gentlemen:

         I am in-house counsel to The Laclede Group, Inc. ("Company"), a Missouri corporation and have acted as counsel to the Company in connection with the filing by the Company of a registration statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of six hundred thousand (600,000) shares of the Company's common stock, par value $1.00 per share ("Common Stock"), together with one preferred share purchase right (which rights, prior to certain events, will not be evidenced separately from the common shares), for issuance from time to time under the Company's Dividend Reinvestment and Stock Purchase Plan ("Plan").

         In furnishing this opinion, I, or attorneys in the Company's legal department, have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

         On the basis of all of the foregoing, I am of the opinion that the Common Stock (and attached rights) being registered have been duly authorized and, when issued and sold and the Company has received the consideration therefore in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         In this opinion, I am opining only on the corporate law of the State of Missouri.

         I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the use of my name therein and in the related prospectus under the caption "Validity of The Laclede Group Common Stock."


                                                     Very truly yours,

                                                     /s/ Mary C. Kullman

                                                     Mary C. Kullman